Exhibit 4.6

Certificate No ▓▓▓##▓▓▓	Incorporated Under the Laws of the State of Delaware	Number of Shares ▓▓▓####▓▓▓
SPAR Group, Inc.

Series A Preferred Stock

See the Second Paragraph, below, and the Reverse Side of this Certificate for Certain Applicable
Preferences, Privileges, Qualifications, Limitations, Restrictions and other Terms and Provisions

This Series A Preferred Stock Certificate certifies that  [Shareholder]  is the holder of record of  ####  fully paid and non-assessable shares of Series A Preferred Stock of SPAR Group, Inc. (the "Corporation"),which shares are evidenced by this Series A Preferred Stock Certificate (this "Certificate") and are  transferable only on the books of the Corporation upon the Corporation's receipt of (i) this Certificate surrendered and properly endorsed for transfer (by the Assignment on the reverse side of this Certificate or equivalent separate assignment) and (ii) the order of such named record holder of this Certificate, or its authorized attorney, to make such transfer.

This Certificate and the shares of Series A Preferred Stock evidenced by this Certificate have been issued under and  are subject to each and all of the applicable preferences, designations, rights, powers, privileges, qualifications, limitations, restrictions and other terms and provisions contained in the Corporation's Certificate of Incorporation, Series A Preferred Stock Designation, By-Laws, and Committee Charters, as each may have been and hereafter may be duly adopted, supplemented, amended or restated from time to time (each a "Governing Document"), and by accepting this Certificate, such named holder acknowledges, accepts and agrees with the Corporation that each such Governing Document and all such applicable terms and provisions govern all shares evidenced by this Certificate and are binding on such named holder.

Witness, the duly authorized officers of the Corporation have executed this Certificate by affixing its facsimile seal and their signatures below.

Effective Date: (as of) [Date]
________________________________________ James R. Segreto Chief Financial Officer and Treasurer	________________________________________ Gary S. Raymond Chief Executive Officer and President

SPAR Group, Inc.
Series A Preferred Stock Certificate – Reverse Side

The shares of Series A Preferred Stock evidenced by this Certificate (the "Preferred Shares") have been acquired for investment, have not been registered under the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission (the "SEC") or other applicable federal or state securities laws, rules and regulations, as adopted, amended or otherwise then in effect (collectively, "Securities Law"), and may not be offered, sold, assigned, given, pledged, hypothecated or otherwise transferred or encumbered unless the such transaction is either (i) covered by an effective registration under, (ii) exempt from registration under or (iii) otherwise in compliance with each applicable Securities Law.

This Certificate and the Preferred Shares have been issued by the SPAR Group, Inc. (the "Corporation"), under and shall be held and are subject to each and all of the applicable preferences, designations, rights, powers, privileges, qualifications, limitations, restrictions, statements or other terms and provisions of each applicable (i) Governing Document (as defined on the front side of this Certificate), (ii) subscription or other purchase agreement with the Corporation applicable to the holder of this Certificate, as amended from time to time, (iii) ethics code, trading policy or the like of the Corporation, as each may have been and hereafter may be duly adopted, supplemented, amended or restated from time to time, (iv) Securities Law, and (v) subject to the Governing Documents and such agreements, the Uniform Commercial Code and the General Corporation Law of the State of Delaware, as amended, and other applicable law.  The record holder by accepting this Certificate, and the Transferee by accepting the transfer of any Preferred Shares evidenced by this Certificate, each acknowledges, accepts and agrees with the Corporation that all such applicable preferences, designations, rights, powers, privileges, qualifications, limitations, restrictions and other terms and provisions apply to the each of the Preferred Shares evidenced this Certificate or transferred to the Transferee and are binding on such record holder and such Transferee, respectively.

A statement of all of the preferences, designations, rights, powers, privileges, qualifications, limitations, restrictions, statements or other provisions of each class of stock or series thereof under the applicable Governing Documents (or at the Corporation's option, copies of such documents) may be obtained by any stockholder, upon request and without charge, at the Corporation's principal executive office (as set forth in the Corporation's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q as filed with the SEC).

ASSIGNMENT OF SHARES

FOR VALUE RECEIVED, the undersigned transferor (the "Transferor") hereby (i) sells, assigns and transfers all of the Transferor's right, title and interest in and to _______ shares of the Series A Preferred Stock evidenced by Series A Preferred Stock Certificate No. ____ issued by SPAR Group, Inc. (the "Corporation"), to ___________________________________ (the "Transferee"), who currently has an address at __________________________________________________, (ii) irrevocably constitutes and appoints the Transferee, and (if applicable) each of its officers or other executives severally, as the Transferor's attorney-in-fact, with full power of substitution, to order the transfer of such shares on the books of the Corporation and give all other entitlement orders respecting such shares, and (iii) certifies to the Corporation that the Transferor was the named, record and beneficial owner and holder of such shares immediately prior to such transfer.

__________________________ Transfer Date	______________________________________ Transferor's Signature	______________________________________ ______________________________________ ______________________________________ Transferor's Name and Address